UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2017

Cartesian, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34006 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
(Address of principal executive office)(Zip Code)

(913) 345-9315
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)    On May 15, 2017, Cartesian, Inc. (the "Company") received a letter from The Nasdaq Stock Market ("Nasdaq"), notifying the Company of its failure to maintain a minimum closing bid price of $1.00 over the preceding 30 consecutive business days for its common stock, as required by Nasdaq Marketplace Rule 5550(a)(2) (the "Rule").
The letter stated that the Company has until November 13, 2017 to demonstrate compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of 10 consecutive business days. The Company may be eligible for an additional grace period of 180 days if (i) it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, for the Nasdaq Capital Market, (ii) it provides written notice of its intention to cure the deficiency during the second compliance period, and (iii) Nasdaq determines that the Company will be able to cure the deficiency. If the Company does not regain compliance with the Rule, Nasdaq will provide the Company with written notification that its common stock is subject to delisting. At that time, the Company may appeal Nasdaq's determination to delist its common stock to a Nasdaq Hearings Panel.
The notification letter received from Nasdaq has no immediate effect on the listing of the Company's common stock at this time. The Company has not yet determined what action or response, if any, the Company will take regarding the non-compliance.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTESIAN, INC.

By:	/s/ Peter H. Woodward
Peter H. Woodward Chief Executive Officer

Date: May 15, 2017